Ocugen, Inc.

Insider Trading Policy

Purpose

Ocugen, Inc. (together with its subsidiaries, the "Company") has adopted this Insider Trading Policy (the "Policy") for the purpose of preventing "insider trading". Insider trading occurs when a director, executive officer or employee uses "material non-public information" (as defined below) to make decisions to trade a company's securities or to communicate that information to others who then trade the company's securities. Penalties for violating insider trading laws can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors and may include fines and imprisonment. It is your obligation to understand and comply with this Policy and avoid improper trading or disclosure of material non-public information.

Persons Subject to the Policy

This Policy applies to all directors, executive officers and employees of the Company (collectively, "Covered Persons"). The Company's Chief Financial Officer or other person performing similar duties (such person is referred to herein as the "Chief Financial Officer") may also determine that other persons should from time to time be subject to this Policy, such as contractors or consultants who have access to material non-public information, and will notify such persons in writing.

Please note that the blackout periods, pre-clearance procedures and other trading restrictions identified in this Policy not only apply to you as a Covered Person but also apply to transactions in Company Securities (as defined below) by your Family Members. "Family Members" means a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, in-laws, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in the Company's Securities (as defined below) are directed by you or subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities.

You are responsible for the transactions of your Family Members and therefore should make them aware of the need to confer with them before they trade in Company Securities and should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.

This Policy does not, however, apply to personal securities transactions of your Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family members.

General Policy

1. No Covered Person who is in possession of material non-public information concerning the Company may, either directly or indirectly, (i) purchase or sell securities of the Company, including

common stock, options to purchase common stock, preferred stock, convertible debt and warrants, or any other type of securities that the Company has or may issue, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company securities (collectively, "Company Securities"), or (ii) engage in any other action to take advantage of such material non-public information.

2. Covered Persons may not, either directly or indirectly, purchase or sell any securities of any other public company when in possession of material non-public information concerning such other company that is obtained in connection with his or her employment or service to the Company.

3. Covered Persons should not recommend the purchase or sale of any Company Securities.

4. Covered Persons may not disclose, convey or "tip" any material non-public information concerning the Company or any other public company to any person by providing them with such information. Unlawful tipping includes, but is not limited to, passing on material non-public information to friends, family members or acquaintances to help the recipients of such information to make a profit or avoid a loss by trading in Company Securities or the securities of other public companies based on such information. Because even a casual remark recommending a purchase or sale of Company Securities could be misconstrued as being based upon material non-public information, you should exercise caution in making any such recommendation. However, Covered Persons may disclose material non-public information on a "need to know" basis to other directors, executive officers and employees of the Company and to persons involved in the business affairs of the Company that have a need to know such information and who have entered into an agreement (or are otherwise bound) to maintain the confidentiality of such information. When sharing material non-public information with permitted individuals, such information should be confined to as small a group as possible.

Definition of Material Non-Public Information

1. **Material Information**. Information is considered "material" if a reasonable investor would consider that information important in deciding to buy, hold or sell Company Securities or the securities of another public company. Material information is not limited to historical facts but may also include projections and forecasts. Any information that could be expected to affect a company's stock price, whether positive or negative, should be considered material. Determining whether information is material is not always straightforward; rather, materiality is based on an assessment of all the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. When doubt exists whether information would be considered material, the information should be presumed to be material. While it is not possible to identify in advance all the information that will be deemed to be material, some examples of such information include:
    - earnings and other financial results, statements and estimates;
    - status of the Company's progress toward achieving significant Company milestones;
    - changes to operational or financial guidance;

- proposals, plan or agreements, even if preliminary in nature, involving mergers, acquisitions, joint ventures, partnerships, strategic alliances, collaborations or investment proposals;
- information concerning preclinical studies and clinical trials and their results;
- significant actions by regulatory agencies or significant communications to or from regulatory agencies;
- new products or the introduction of new business strategies;
- new major contracts, or the loss of a major contract;
- information concerning patents and other intellectual property rights;
- any pending or threatened litigation;
- unusual borrowings;
- significant expansion or reduction of operations;
- public or private securities offerings;
- listing on, or delisting from, a stock exchange;
- changes in executive officers or members of the Board of Directors; and
- stock splits or reverse stock splits.

2. **Non-Public Information.** Information that has not been widely disseminated to the public is generally considered to be "non-public information". Information generally becomes available to the public when it has been disseminated in a manner designed to reach investors generally (such as by press release or a filing with the Securities and Exchange Commission ("SEC")).

   Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until ***after the second full trading day after the information is released***. If, for example, the Company were to make an announcement prior to the start of trading on a Monday, a person covered by this Policy should not trade in Company Securities until the start of trading on Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material non-public information.

If you are unsure whether you are in possession of material non-public information, you should consult with the Chief Financial Officer prior to engaging in any transactions involving Company Securities or securities of a public company with whom the Company has a direct or indirect business relationship.

Blackout Periods

Quarterly Blackout Periods. To avoid the appearance of trading on material non-public information concerning the Company's financial results, Covered Persons (including their Family Members) are prohibited from trading in Company Securities during the period beginning on the 16th day of the last month of each fiscal quarter and ending on the beginning of the second trading day following public disclosure of the financial results for that quarter or the full year.

Other Blackout Periods. In addition, from time to time, the Company may impose special blackout periods if, in the judgment of the Chief Financial Officer, it is likely that such person or persons have become aware of significant corporate developments that have not yet been disclosed to the public, even when trading

otherwise may be permitted. If certain persons become subject to a special blackout period, such persons (including their Family Members) are prohibited from (i) trading in Company Securities and (ii) without the consent of the Company, disclosing to others the fact that they are subject to such special blackout period. These special blackout periods may vary in length and may or may not be broadly communicated to all employees. Unless otherwise specified, the Company will re-open trading at the beginning of the second trading day following the date of public disclosure of such significant corporate developments.

Pre-Clearance Procedures for All Trades

To help prevent inadvertent violations of securities laws and this Policy, all Covered Persons must obtain prior clearance from the Chief Financial Officer, or such person's designee, before such Covered Person (including their Family Members) makes any purchases, sales or gifts of Company Securities or exercise of stock options regardless of whether a blackout period is then in effect. To obtain clearance for a transaction, submit via email the information contained in the Request for Clearance to Trade as set forth in Appendix A attached hereto. In evaluating each proposed transaction, the Chief Financial Officer or such person's designee will consult as necessary with counsel and executive management before clearing any proposed trade. The Chief Financial Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction. If permission for a transaction is given, the trade must be effected within five business days (or such shorter period as may be prescribed in the pre-clearance form) unless otherwise agreed to by the Chief Financial Officer. Even if a Covered Person has obtained pre-clearance for a trade, it is the Covered Person's responsibility to ensure he or she is not aware of any material non-public information at the timing of the trade.

Covered Persons do not need to receive pre-clearance for trades pursuant to a 10b5-1 trading plan but are required to obtain pre-clearance for entering into, modifying or terminating a 10b5-1 trading plan.

Prohibited Transactions

The Company considers it inappropriate for directors, executive officers and employees to engage in short-term or speculative transactions in Company Securities. In addition to the other restrictions set forth in this Policy, Covered Persons (including their Family Members) are strictly prohibited from engaging in the following transactions at any time:

- trading in call or put options involving Company Securities and other derivative securities;
- engaging in short sales of Company Securities;
- holding Company Securities in a margin account or pledging Company Securities to secure margin or other loans; and
- all forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts.

If you are unsure whether a transaction is prohibited under this Policy, you should consult with the Chief Financial Officer prior to engaging in the transaction.

Transactions Not Subject to Trading Prohibitions Under the Policy

The trading prohibitions (other than the pre-clearance procedures, to the extent applicable) contained in this Policy do not apply to:

- Purchase or sales of Company Securities made pursuant to any binding contract, specific instruction or written plan entered into outside of a blackout period and while the purchaser or seller, as applicable, was unaware of any material non-public information and which contract, instruction or plan (i) meets all of the requirements of the affirmative defense provided by Rule 10b5-1 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy;
- The purchase or sale of Company Securities from or to the Company, as applicable (such as stock purchases pursuant to the Company's employee stock purchase plan);
- *Bona fide* gifts of Company Securities (provided, that a Covered Person must still pre-clear any proposed gifts with the Chief Financial Officer, or such person's designee); or
- Transactions between Covered Persons and the Company with respect to grants under its equity incentive plans (or, to the extent applicable, granted outside such plan), including the vesting of restricted stock or restricted stock units; the exercise of stock options for cash; or the exercise of a tax withholding or cashless exercise right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding or to satisfy the exercise price, respectively, upon the exercise of stock options or the vesting of any restricted stock or restricted stock units (provided, that a Covered Person must still pre-clear any such proposed transaction other than any vesting of restricted stock or restricted stock units with the Chief Financial Officer, or such person's designee).

This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option and to any sale of securities acquired through the exercise of a stock option.

Additional Requirements for Directors and Executive Officers

Covered Persons who are also directors or executive officers are responsible for compliance with Section 16 of the Exchange Act and Rule 144 of the Securities Act of 1933 in connection with their transactions in Company Securities. The requirements of this Policy do not supersede the required compliance with your obligations under Section 16 or Rule 144.

Section 16 Reporting Obligations. Directors and executive officers should be aware that most transactions in Company Securities are subject to two business day reporting requirements under Section 16(a) of the Exchange Act. The Company's policy is to assist directors and executive officers in completing and filing their individual Section 16 reports. It is important that the Chief Financial Officer, or designee, receive your prompt notice of reportable transactions, so that the Company can assist in filing the required reports in a timely basis.

Section 16 Trading Restrictions. Under Section 16(b) of the Exchange Act, any profit realized by a director, executive officer or any stockholder owning more than 10% of a public company's

securities ("10% Holder") on a "short-swing" transaction (i.e., a purchase and sale, or sale and purchase, of the Company's equity securities within a period of less than six months, unless such transaction is exempt under the rules of Section 16(b), such as transactions between the Company and its directors and executive officers or in connection with mergers, reclassifications and consolidations) must be disgorged to the Company upon demand by the Company or a stockholder acting on the Company's behalf.

Under Section 16(c) of the Exchange Act, directors, executive officers and 10% holders are prohibited from effecting "short sales" of the Company's equity securities. A "short sale" is one involving securities which the seller does not own at the time of sale, or, if owned, are not delivered within 20 days after the sale or deposited in the mail or other usual channels of transportation within five days after the sale.

Rule 144. Directors and executive officers are required to file a Form 144 before making open market sales of Company Securities. This form is generally prepared and filed by your broker.

Rule 10b5-1 Plans

The Company permits all directors, executive officers, and certain employees to adopt a 10b5-1 trading plan pursuant to the Company's procedure for adopting such a trading plan that (a) meets all of the requirements of the SEC's rules and regulations, including Rule 10b5-1 of the Exchange Act; (b) is adopted and/or amended only during an open trading window and when such director or employee is not in possession of material non-public information or is not otherwise restricted from trading; (c) is subject to any applicable cooling off period; and (d) has obtained pre-clearance upon initiation and/or amendment by the Chief Financial Officer, or such person's designee. The restrictions on trading set forth in this Policy shall not apply to trades made pursuant to a 10b5-1 trading plan. More information concerning trading plans is available from the Chief Financial Officer or designee.

Post-Employment Transactions

The trading restrictions of this Policy apply to all Covered Persons who are aware of material non-public information when they terminate employment services. Such Covered Persons may not trade in Company Securities until that information has become public or is no longer material. In all other respects, the pre-clearance procedures and blackout periods set forth in this Policy will cease to apply to such Covered Person's transactions in Company Securities upon the expiration of any blackout periods that is applicable at the time of such person's termination of employment or services.

Consequences of Violations

Insider trading violations are pursued vigorously be the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other "controlling persons" within the organization if they fail to take reasonable steps to prevent insider trading by Company personnel.

In addition, an individual's failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee's failure to comply results in a violation of law.

Administration of the Policy

The Company's Chief Financial Officer shall be responsible for administration of this Policy. All determinations by the Chief Financial Officer shall be final and not subject to further review. Any person who has a question about this Policy or its application to any proposed transaction may obtain guidance from the Chief Financial Officer.

Certification

All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy, by signing and returning the Certification included in Appendix B to the Chief Financial Officer or designee.

Effective Date

This Policy was amended by the Board of Directors on January 3, 2024.

Appendix A

Request for Clearance to Trade

Name:

Title:

I hereby request clearance to execute the following transaction relating to the securities of Ocugen, Inc.

Type of Transaction:

☐ I wish to purchase shares of common stock. Number of shares of common stock to be purchased:

☐ I wish to sell shares of common stock. Number of shares of common stock to be sold:

☐ I wish to make a gift of shares of common stock. Number of shares of common stock to be gifted:

☐ Other:

Expiration Date for Transaction:

I hereby affirm that I beneficially own shares of common stock, restricted stock units and options to purchase shares of common stock of Ocugen, Inc. as of the date hereof.

If the request is for a transaction to be executed by a family member or other person that resides in my household, or a person or entity whose transactions in Company Securities are subject to my control or influence:

Name of Person: Relationship:

I hereby represent that I am not aware of any material non-public information concerning Ocugen, Inc. or its subsidiaries at the time of submitting this request and I agree that should I become aware of any material non-public information concerning Ocugen, Inc. or its subsidiaries prior to consummating the approved transaction, I will not consummate such transaction.

I understand that once approved, the trade must be effected within five business days (or such shorter period if prescribed in this pre-clearance form or if a scheduled or imposed blackout period becomes effective). I further understand that the approval will lapse if, in the judgment of the Chief Financial Officer, or designee, I am likely to be aware of material, non-public information or at the expiration of the trading window in which approval is granted, whichever is the first to occur.

______________________________ __________________

Signature Date

Approved by:

________________________________ __________________

Chief Financial Officer Date

Appendix B
INSIDER TRADING POLICY
CERTIFICATION

I certify that:

1. I have read and understand Ocugen, Inc.'s Insider Trading Policy (the "Policy"). I understand that the Chief Financial Officer or a designee is available to answer any questions I have regarding the Policy.

2. Since I have been affiliated with the Company, I have complied with the Policy.

3. I will continue to comply with the Policy for as long as I am subject to the Policy.

Print name: ____

Signature: ____

Date: ____